Exhibit 4.50

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

SHARE SUBSCRIPTION AGREEMENT

dated June 30, 2022

by and between

ABUNDANT GRACE INVESTMENT LIMITED

and

UXIN LIMITED

596830.04B-HKGSR01A - MSW

TABLE OF CONTENTS

i

EXHIBITS

EXHIBIT A Form of Investors’ Rights Agreement

EXHIBIT B Form of Registration Rights Agreement

EXHIBIT C Form of Certificate of Designation

EXHIBIT D Form of Voting Agreement

EXHIBIT E Form of Cayman Legal Opinion

EXHIBIT F Designated Bank Account

EXHIBIT G Incumbency Certificate

SCHEDULE I List of Investor

SCHEDULE II Payment Schedule

SCHEDULE III Existing Registration Right Holders

SCHEDULE IV Key Employees

SCHEDULE V Covenants (Section 6.10)

SCHEDULE VI Other Covenants (Section 6.11)

SCHEDULE VII Special Indemnification (Section 8.01(b))

SCHEDULE VIII Disclosure Schedule

v

SHARE SUBSCRIPTION AGREEMENT

SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into on June 30, 2022 by and among:

1. Uxin Limited, a company organized under the laws of the Cayman Islands (the “Company”)

2. The Person listed on SCHEDULE I (the “Investor”).

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Company desires to allot and issue to the Investor, and the Investor desires to subscribe for and be issued from the Company, certain Senior Preferred Shares (the “Subscription Securities”), pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means claim, complaint, action, arbitration, charge, hearing, inquiry, litigation, suit, inquiry, notice of violation, audit, examination, investigation or any other proceeding or any settlement, judgment, order, award, injunction or decree pending or other proceeding (whether civil, criminal, administrative, investigative or informal), including, without limitation, an informal investigation or partial proceeding, such as a deposition.

“ADSs” means the American Depositary Shares of the Company, each representing three (3) Class A Ordinary Shares.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For purposes of this Agreement, no Investor shall be deemed an Affiliate of the Company.

“Agreement” has the meaning assigned to such term in the preamble.

“Applicable Laws” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Board” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the Cayman Islands, the People’s Republic of China (which for the purpose of this Agreement shall exclude Hong Kong SAR, Macau SAR and Taiwan) or the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” means the Amended and Restated Certificate of Designation of Senior Convertible Preferred Shares with respect to the rights and preferences of the Senior Preferred Shares, in the form attached hereto as EXHIBIT C, as maybe amended from time to time pursuant to its terms.

“Claim Notice” has the meaning assigned to such term in Section 8.02(a).

“Class A Ordinary Shares” means the Company’s Class A ordinary shares, par value $0.0001 per share.

“Class B Ordinary Shares” means the Company’s Class B ordinary shares, par value $0.0001 per share.

“Closing” has the meaning assigned to such term in Section 2.02.

“Closing Date” has the meaning assigned to such term in Section 2.02.

“Code” means the Inland Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the preamble.

“Company Securities” means (a) Ordinary Shares, (b) Senior Preferred Shares, (c) securities convertible into, or exercisable or exchangeable, for Ordinary Shares, (d) any options, warrants or other rights to acquire Ordinary Shares and/or Senior Preferred Shares, and (e) any ADSs, depository receipts or similar instruments issued in respect of Ordinary Shares.

“Conversion Shares” means Class A Ordinary Shares issuable upon conversion of the Senior Preferred Shares to be issued or issuable at the Closing.

“CNPA” means the Convertible Note Purchase Agreement dated May 29, 2019 by and among the Company, the Noteholders and certain other parties thereto, pursuant to which the convertible promissory notes in the aggregate principal amount of $230,000,000 were issued by the Company, as amended and/or supplemented by the Supplementary Agreement dated

June 17, 2021 by and among the Company, the Noteholders and certain other parties thereto and as may be further amended, supplemented or restated from time to time.

“Designated Bank Account” has the meaning assigned to such terms in Section 6.06(b).

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, title defect, right of first refusal, claim, easement, right-of-way, option, preemptive or similar right or other restriction of any kind or nature.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Existing Registration Rights Holder” has the meaning assigned to such term in Section 3.19.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Principal Holding Company” Xin Gao Group Limited, a company organized under the Laws of the British Virgin Islands.

“Principal Parties” means Mr. Kun Dai (戴琨) and the Principal Holding Company.

“Fundamental Company Representations” means the representations and warranties by the Company contained in Sections 3.02, 3.03, 3.04, 3.05 and 3.11.

“Fundamental Investor Representations” means the representations and warranties by the Investor contained in Sections 4.01, 4.02, 4.03 and 4.04.

“Group” or “Group Companies” means the Company and its Subsidiaries, and each a “Group Company”.

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof.

“HKIAC” has the meaning assigned to such term in Section 9.09(a).

“Indemnified Parties” or “Indemnifying Party” has the meaning assigned to such term in Section 8.01(a).

“Indemnity Notice” has the meaning assigned to such term in Section 8.03.

“Intellectual Property” has the meaning assigned to such term in Section 3.14.

“Investor” has the meaning assigned to such term in the preamble.

“Investor Designee” has the meaning assigned to such term in Section 6.06(b).

“Investors’ Rights Agreement” means the amended and restated investors’ rights agreement, in the form attached hereto as EXHIBIT A, to be entered into by and among the Company, the Principal Parties and the Investor at the Closing.

“Losses” has the meaning assigned to such term in Section 8.01(a).

“Loss Threshold” has the meaning assigned to such term in Section 8.01(f).

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development, individually or together with other events, occurrences, facts, conditions, changes or developments, that has had, has, or would reasonably be expected to have a material adverse effect on (a) the business of the Company as presently conducted, or the condition (financial or otherwise), affairs, properties, employees, liabilities, assets, results of operation or prospects of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to timely consummate the transactions contemplated by this Agreement (including the sale of the Subscription Securities) or timely perform its material obligations hereunder and thereunder; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the business of the Company or the Company or any Subsidiary relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement or taken at the written direction of the Investor, (ii) economic changes affecting the industry in which the Company and its Subsidiaries operate generally or the economy of the PRC or any other market where the Company and its Subsidiaries have material operations or sales generally (provided in each case that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (iii) the execution, announcement or disclosure of this Agreement or the pendency or consummation of the transactions contemplated hereunder, (iv) actions or omissions of the Company and its Subsidiaries that have been consented by the Investor in writing, (v) changes in generally accepted accounting principles that are generally applicable to comparable companies (provided that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (vi) changes in general legal, tax or regulatory conditions (provided that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (vii) changes in national or international political or social conditions, including any engagement in hostilities or the occurrence of any military or terrorist attack or civil unrest in each case occurring after the date hereof, or (viii) earthquakes, hurricanes, floods, epidemic-induced public health crises or other disasters in each case occurring after the date hereof.

“Memorandum and Articles” means the amended and restated memorandum and articles of association of the Company currently in effect, as may be amended or restated from time to time.

“Money Laundering Laws” has the meaning assigned to such term in Section 3.26.

“New Business” means the “trading market” for used cars, which is a one-stop online and offline shopping market, under which, the Group Companies purchase used cars through a variety of suppliers and sell such used cars to customers via online and offline channels after certain maintenance works.

“Nasdaq” means the NASDAQ Global Select Market.

“NIO Capital” has the meaning assigned to such term in SCHEDULE I.

“Noteholders” means Redrock Holding Investments Limited, TPG Growth III SF Pte. Ltd., 58.com Holdings Inc., ClearVue Uxin Holdings, Ltd. and Magic Carpet International Limited.

“Ordinary Shares” means Class A Ordinary Shares and Class B Ordinary Shares.

“Party” or “Parties” has the meaning assigned to such terms in the preamble.

“Permits” has the meaning assigned to such term in Section 3.10(b).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

“Personal Information” has the meaning assigned to such term in Section 3.27.

“Purchase Price” means the amount of aggregate purchase price payable under this Agreement as set forth opposite the Investor’s name of SCHEDULE I, as consideration for that number of Senior Preferred Shares set forth opposite the Investor’s name of SCHEDULE I.

“PRC” means the People’s Republic of China.

“Professional Advisors” has the meaning assigned to such term in Section 9.10.

“Registration Rights Agreement” means the registration rights agreement, in the form attached hereto as EXHIBIT B, to be entered into by and among the Company and the Investor at the Closing.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning assigned to such term in Section 3.01.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

“Senior Preferred Shares” means the Company’s senior convertible preferred shares, par value $0.0001 per share having the rights, preferences and privileges provided in the Certificate of Designation of Senior Convertible Preferred Shares dated July 12, 2021, as will be restated in the Certificate of Designation.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing shares of Common Stock (as defined in Rule 200 of Regulation SHO under the Exchange Act).

“Subscription Securities” has the meaning assigned to such term in the recital.

“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by the Company, and includes any entity which is directly or indirectly controlled by the Company (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of the Company).

“Stated Value” has the meaning assigned to such term in Section 2.01.

“Taxes” means (a) all U.S. federal, state, local, non-U.S., and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative or add-on minimum taxes, customs, unclaimed property or escheat, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of (1) being a “transferee” (within the meaning of Section 6901 of the Code, or any other Applicable Law) of another Person, (2) being a member of an affiliated, combined, consolidated or unitary group or (3) any contractual liability.

“Tax Representations” means any representation or warranty in Section 3.12.

“Tax Returns” has the meaning assigned to such term in Section 3.12.

“Third Party Claim” has the meaning assigned to such term in Section 8.02(a).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Investors’ Rights Agreement, the Voting Agreement, the Registration Rights Agreement, the Certificate of Designation and any other documents or agreements executed on or after the date of this Agreement in connection with the transactions contemplated hereunder.

“U.S.” means the United States of America.

“U.S. GAAP” means U.S. generally accepted accounting principles.

“Voting Agreement” means the voting agreement, in the form attached hereto as EXHIBIT D, to be entered into by and among the Company, the Principal Parties and the Investor at the Closing.

“2019 Notes” means, collectively, the convertible notes issued by the Company pursuant to the CNPA to the Noteholders, as amended and/or supplemented by the Supplementary Agreement dated June 17, 2021 by and among the Company, the Noteholders and certain other parties thereto and as may be further amended, supplemented or restated from time to time, and each a “2019 Note”.

“58” means 58.com Holdings Inc. and its Affiliates.

Section 1.02 Other Definitional and Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be disregarded in the construction or interpretation hereof. References to Articles, Sections, Clauses, Exhibits and Schedules are to Articles, Sections, Clauses, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meanings given to them in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to “dollars” or “$” are to U.S. dollars.

Article II
SALE AND PURCHASE OF THE SUBSCRIPTION SECURITIES

Section 2.01 Sale and Issuance of the Subscription Securities at the Closing. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined below), the Company agrees to issue and sell to the Investor, and the Investor agrees to subscribe for and purchase that certain number of Senior Preferred Shares for that certain Purchase Price set forth opposite its name of SCHEDULE I in the aggregate amount of $100,000,000, corresponding to an issue price of $0.14 per Senior Preferred Share (the “Stated Value”) (subject to adjustments for any stock splits, combinations, stock dividends, recapitalizations or the like).

Section 2.02 Closing. The consummation of the purchase and sale of the Subscription Securities at the Closing hereunder (the “Closing”, and the date of the Closing, the “Closing Date”) shall take place remotely via electronic exchange of documents as soon as practicable, but in no event later than fifteen (15) Business Days after all the Closing conditions specified in Article VII hereof having been satisfied or waived, respectively, by the Investor and the Company (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver thereof at the Closing), or at such other time and place as the Company and the Investor may mutually agree in writing.

Section 2.03 Actions at the Closing. At the Closing, the following actions shall take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents have been delivered:

(a) The Investor shall:

(i) pay and deliver $71,428.58, being the aggregate par value of the Subscription Securities, to the Company in U.S. dollars by wire transfer of immediately available funds to the Designated Bank Account as set forth in EXHIBIT F;

(ii) deliver to the Company the Investors’ Rights Agreement, executed by a duly authorized officer of the Investor;

(iii) deliver to the Company the Registration Rights Agreement, executed by a duly authorized officer of the Investor;

(iv) deliver to the Company the Voting Agreement, executed by a duly authorized officer of the Investor.

(b) The Company shall:

(i) allot and issue to the Investor the Senior Preferred Shares being purchased by the Investor under this Agreement pursuant to the SCHEDULE I (regardless of payment of the Purchase Price in installments), and deliver to the Investor one or more duly executed share certificate(s) representing such Senior Preferred Shares registered in the name of the Investor (the original copies of which shall be delivered to the Investor as soon as practicable within ten (10) Business Days following the Closing Date);

(ii) deliver to the Investor a certified true copy of the register of members of the Company evidencing the Senior Preferred Shares being owned by the Investor at the Closing;

(iii) deliver to the Investor a legal opinion of Maples and Calder (Hong Kong) LLP in respect of Cayman laws, in substantially the form attached hereto as EXHIBIT E, dated as of the Closing Date, executed by such counsel;

(iv) deliver to the Investor the Investors’ Rights Agreement, executed by a duly authorized officer of the Company and the Principal Parties;

(v) deliver to the Investor the Registration Rights Agreement, executed by a duly authorized officer of the Company;

(vi) deliver to the Investor the Voting Agreement, executed by a duly authorized officer of the Company and the Principal Parties;

(vii) deliver to the Investor an incumbency certificate in the form attached hereto as EXHIBIT G;

(viii) deliver to the Investor the certificate referred to in Section 7.03(k);

(ix) deliver to the Investor a copy of (i) the resolutions adopted by the Board approving this Agreement and other Transaction Documents and matters relating to the Closing, and (ii) the Certificate of Designation in effect at the Closing.

Section 2.04 Restrictive Legend. Each certificate representing the Senior Preferred Shares shall be endorsed with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS SUCH TRANSFER IS EFFECTED (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (2) PURSUANT TO ANY AVAILABLE EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Section 2.05 Payment of Purchase Price. The Investor shall pay the remaining Purchase Price (being the total Purchase Price minus the amount paid to the Company pursuant to Section 2.03(a)(i)) in U.S. dollars by wire transfer of immediately available funds to the Designated Bank Account as set forth in EXHIBIT F in installments no later than June 30, 2023 in accordance with the Payment Schedule as set forth in SCHEDULE II, unless otherwise agreed in writing by the Investor and the Company, provided that the Investor’s investment obligations under this Agreement (including but not limited to its payment obligations under this Section 2.05) shall be automatically terminated upon the occurrence or existence of event or circumstance under item 7 as set forth in SCHEDULE VII, unless otherwise agreed by the Investor in writing, and provided further that the Investor shall have the sole discretion to determine whether to terminate its investment obligations under this Agreement (including but not limited to its payment obligations under this Section 2.05) upon the occurrence or existence of event or circumstance under item 8 as set forth in SCHEDULE VII. For the avoidance of doubt, the amount paid by the Investor to the Company pursuant to Section 2.03(a)(i) shall be deemed to have fully paid the par value of all the Senior Preferred Shares subscribed by the Investor pursuant to this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor that, except as otherwise disclosed in the SEC Documents and as set forth in the Disclosure Schedule attached hereto as SCHEDULE VIII, as of the date hereof and the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

Section 3.01 Accuracy of Disclosure. The Company has filed or furnished, as applicable, on a timely basis, all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, the “SEC Documents”). As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the

Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Documents (as the case may be) and (B) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The agreements and documents described in the SEC Documents conform to the descriptions thereof contained therein and there are no agreements or other documents required by the Securities Act and the rules and regulations thereunder to be described in the SEC Documents that have not been so filed. Each agreement or other instrument (however characterized or described) to which the Company is a party or by which it is or may be bound or affected and (i) that is referred to in the SEC Documents, or (ii) is material to the Company’s business, has been duly authorized and validly executed by the Company, is in full force and effect in all material respects and is enforceable against the Company and, to the Company’s knowledge, the other parties thereto, in accordance with its terms, except (x) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, (y) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (z) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. Except as described in the SEC Documents and as set forth in the Disclosure Schedule attached hereto as SCHEDULE VIII, none of such agreements or instruments has been assigned by the Company, and neither the Company nor, to the best of the Company’s knowledge, any other party is in default thereunder and, to the best of the Company’s knowledge, no event has occurred that, with the lapse of time or the giving of notice, or both, would constitute a default thereunder. Performance by the Company of such agreements or instruments will not result in a material violation of any existing Applicable Law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over the Company or any of its assets or businesses, including, without limitation, those relating to environmental laws and regulations.

Section 3.02 Existence and Qualification.

(a) The Company is an exempted company that is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite power and authority to own, lease and operate its property and to conduct its business as currently conducted and as described in the SEC Documents. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.

(b) The Subsidiaries of the Company and their respective jurisdictions of incorporation are as set forth in the SEC Documents. Each Subsidiary is duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with the requisite corporate power and authority to own, lease, operate and use its properties and assets and to carry on its business as currently conducted and as it is presently proposed to be conducted. Each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing could be reasonably expected to result in a Material Adverse Effect.

Section 3.03 Capitalization; Issuance of Subscription Securities.

(a) As of the date of this Agreement, the authorized share capital of the Company is $1,000,000 divided into 10,000,000,000 shares comprising of (i) 8,900,000,000 Class A Ordinary Shares, of which 1,146,204,705 Class A Ordinary Shares (excluding the 5,128,916 Class A Ordinary Shares issued to the Company’s depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the Company’s share incentive plan) were issued and outstanding, (ii) 100,000,000 Class B Ordinary Shares, of which 40,809,861 Class B Ordinary Shares were issued and outstanding, (iii) 1,000,000,000 Senior Preferred Shares of a stated value of $0.3433 per Senior Preferred Share, of which 422,371,104 Senior Preferred Shares were issued and outstanding. All of the outstanding Company Securities are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable securities laws, and none of such outstanding shares was issued in violation of any preemptive rights, right of first refusal, right of participation or similar rights to subscribe for or purchase securities.

(b) Upon adoption of the Certificate of Designation by the Board and immediately prior to the Closing, the authorized share capital of the Company is $1,000,000 divided into 10,000,000,000 shares comprising of (i) 8,180,000,000 Class A Ordinary Shares, of which 1,146,204,705 Class A Ordinary Shares (excluding the 5,128,916 Class A Ordinary Shares issued to the Company’s depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the Company’s share incentive plan) were issued and outstanding, (ii) 100,000,000 Class B Ordinary Shares, of which 40,809,861 Class B Ordinary Shares were issued and outstanding, (iii) 1,000,000,000 Senior Preferred Shares of a stated value of $0.3433 per Senior Preferred Share, of which 422,371,104 Senior Preferred Shares were issued and outstanding, and (iv) 720,000,000 Senior Preferred Shares of a Stated Value of $0.14 per Senior Preferred Share, of which none issued and outstanding. The Senior Preferred Shares issuable upon the Closing shall be duly and validly reserved for issuance. The Conversion Shares issuable upon conversion of the Senior Preferred Shares to be issued or issuable at the Closing shall be duly and validly reserved for issuance.

(c) When issued in compliance with the provisions of this Agreement and the Memorandum and Articles, the Senior Preferred Shares will be (i) validly issued, fully paid and non-assessable, (ii) issued in compliance with the applicable registration and qualification requirements of Applicable Laws, and (iii) will be free from all rights of first refusal, preemptive or similar rights, Taxes and Encumbrances; provided, however, that the Senior Preferred Shares may be subject to restrictions on transfer under the applicable securities laws. Except as set forth in the SEC Documents, the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) The Subscription Securities have been or will be duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, non-assessable, and free and clear of any Encumbrance and restrictions on transfer (except for restrictions on transfer arising under applicable securities laws or created by virtue of this Agreement). The issuance of the Subscription Securities will not be subject to any preemptive, right of first refusal, right of participation or similar rights. Upon entry of the

Investor in the register of members of the Company as the legal owner of the Subscription Securities, the Company will transfer to the Investor good and valid title to the Subscription Securities free and clear of any Encumbrances.

(e) Except as set forth in SEC Documents, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Company Securities, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Company Securities. Except as set out in the SEC Documents, there are no obligations (whether outstanding or authorized) of the Company or any Subsidiary requiring the repurchase of any Company Securities.

(f) The offers and sales of Company Securities were at all relevant times either registered under the Securities Act and the applicable state securities or Blue Sky laws or, based in part on the representations and warranties of the Investor, exempt from such registration requirements. Except as set forth in the SEC Documents, there are no shareholders’ agreements, voting agreements or other similar agreements with respect to the Company Securities to which the Company is a party or, to the knowledge of the Company, between or among any of the holders of Company Securities.

(g) The Company owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests of each Subsidiary (except for any Subsidiary which is a variable interest entity over which the Company or any of its Subsidiaries effects control pursuant to contractual arrangements) free and clear of any Encumbrances, and all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary are validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, rights (including conversion and rights of first refusal and similar rights) to subscribe to, calls, or commitments of any character whatsoever relating to securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of capital stock of any Subsidiary, or contracts, commitments, understandings, or arrangements by which each Subsidiary is or may become bound to issue additional shares of capital stock of each Subsidiary, or securities or rights convertible or exchangeable into shares of capital stock of each Subsidiary.

(h) The Company is not, and has never been, an issuer of the type described in paragraph (i) of Rule 144.

(i) Each Group Company has good and valid title to its equity securities and there are no defects or disputes with respect to equity securities of any Group Company.

Section 3.04 Capacity, Authorization and Enforceability. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery by each of the other Parties, this Agreement and the Transaction Documents are valid and binding agreements of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity. Without limiting the generality of the foregoing, as of the Closing, no approval by the shareholders of the Company is required in connection with this Agreement or other Transaction Documents, the performance by the Company of its obligations hereunder or thereunder, or the consummation by the Company of the transactions contemplated hereby or thereby, except for those that have been obtained, waived or exempted on or prior to the Closing.

Section 3.05 Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Memorandum and Articles or other constitutional documents of the Company or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity or court to which the Company is subject (including federal and state securities laws and regulations of any self-regulatory organization to which the Company or its securities are subject, including all Trading Markets), or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which the Company’s assets are subject, except in the case of clauses (ii) and (iii) as would not have a Material Adverse Effect. There is no Action, suit or proceeding, pending or, to the knowledge of the Company, threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement to consummate the transactions contemplated hereby.

Section 3.06 Consents and Approvals. Assuming the accuracy of the representations and warranties of the Investor under this Agreement, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing and those filings required to be made with the SEC and Nasdaq (including, without limitation, a Form 6-K).

Section 3.07 Financial Statements.

(a) The financial statements (including any related notes) contained in the SEC Documents, the unaudited consolidated financial statements ended as of December 31, 2021 and the summary of liabilities as of March 31, 2022 prepared by the Company and provided to Investor: (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries for the periods covered thereby, except as disclosed therein and permitted under the Exchange Act.

(b) Except as disclosed in the SEC Documents, the Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of the Board and management of the Company and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Except as disclosed in the SEC Documents, there are no material weaknesses or significant deficiencies in the Company’s internal controls. The Company’s auditors and the audit committee of the Board have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2021, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(c) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) of the Company are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure.

(d) Neither the Company nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement, arrangement or undertaking (including any contract, agreement, arrangement or undertaking relating to any transaction or relationship between or among one or more of the Company and/or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract, agreement, arrangement or undertaking is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other SEC Documents.

Section 3.08 Absence Of Certain Changes. Since the date of the latest audited financial statements included within the SEC Documents, except as specifically disclosed in a subsequent SEC Document and as set forth in the Disclosure Schedule attached hereto as SCHEDULE VIII, (i) there has been no event, occurrence, development or state of circumstances that could reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect; (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to U.S. GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the manner in which it keeps its accounting books and records other than as required by U.S. GAAP, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans and (vi) no officer or director of the Company has resigned from any position with the Company. The Company does not have pending before the SEC any request for confidential treatment of information.

Except for the issuance of the Subscription Securities contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made. Unless otherwise disclosed in an SEC Document filed prior to the date hereof, the Company has not: (i) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money; or (ii) declared or paid any dividend or made any other distribution on or in respect to its capital stock.

Section 3.09 Litigation. Except as disclosed in the SEC Documents, there are no Actions by or against the Company or its Subsidiaries or affecting the business or any of the assets of the Company or its Subsidiaries pending before any Governmental Entity, or, to the Company’s knowledge, threatened to be brought by or before any Governmental Entity that (i) adversely affects or challenges the legality, validity or enforceability of the transactions contemplated by this Agreement or the Company Securities; or (ii) if adversely determined, would reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the SEC documents, neither the Company, any Subsidiary, nor, to the Company’s knowledge, any of their respective officers, directors or any of its employees is a party or is named as subject to the provisions of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or, to the knowledge of the Company, any current or former director or officer of the Company relating to the Company or its business. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act. There is no Action by the Company or any Subsidiary pending or which the Company or any Subsidiary intends to initiate, which if adversely determined, could reasonably be expected to have a Material Adverse Effect. The foregoing includes, without limitation, Actions pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

Section 3.10 Compliance With Laws.

(a) Except as disclosed in the SEC Documents, the Company or its Subsidiaries is and has been since January 1, 2015, in compliance with all Applicable Laws of any Governmental Entity in all material respects. Since January 1, 2015, except as set forth in the SEC Documents, neither the Company nor any Subsidiary (i) is or has been in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default), nor has the Company or any Subsidiary received notice of a claim that it is in default under or is in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is or has been in violation of any order of any court, arbitrator or any Governmental Entity, or (iii) is or has been in violation of any Applicable Law of any Governmental Entity, including, without limitation, all Applicable Laws relating to taxes, environmental protection, occupational health and safety, and employment and labor matters, anti-bribery and anti-money laundering, in each case in any material respects.

(b) Except as disclosed in the SEC Documents, the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”), and have made all filings, applications and registrations with, any Governmental Authority that are required in order to carry on their business as presently conducted in all material respects. Except as disclosed in the SEC Documents, all such Permits are in full force and effect in all material respects and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current.

(c) The Company is not in violation of any listing requirements of the Nasdaq and has no knowledge of any facts that would reasonably be expected to lead to delisting or suspension of its ADSs from the Nasdaq in the foreseeable future.

Section 3.11 No Securities Act Registration. Assuming the accuracy of the representations of the Investor contained in Sections 4.06 and 4.07, it is not necessary in connection with the issuance and sale to the Investor of the Subscription Securities to register the Subscription Securities under the Securities Act or to qualify or register the Subscription Securities under applicable U.S. state securities laws.

Section 3.12 Tax.

(a) All Tax returns, Tax reports, information returns, declarations of estimated Tax and other declarations and statements with respect to Taxes (collectively, “Tax Returns”) required to have been filed by or with respect to the Company and each Subsidiary have been timely filed (taking into account any extensions) and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to the Company and each Subsidiary for the periods covered thereby, except for Tax Returns the failure of which to file would not have a Material Adverse Effect. All Taxes (whether or not shown on any Tax Return) for which the Company or any Subsidiary may be liable have been timely paid, except for Taxes the failure of which to pay would not have a Material Adverse Effect. The Company and each Subsidiary have set aside on its books provision reasonably adequate for the payment of all material Taxes for periods subsequent to the periods to which such Tax Returns apply.

(b) Except where such unpaid Tax would not have a Material Adverse Effect, there are no unpaid Taxes claimed to be due by the Taxing authority of any jurisdiction, and the officers of the Company and each Subsidiary know of no basis for any such claim. The provisions for Taxes payable, if any, shown on the financial statements filed with the SEC Documents are sufficient for all accrued and unpaid Taxes, whether or not disputed, and for all periods to and including the dates of such financial statements.

(c) Neither the Company nor any Subsidiary is a party to any claim, dispute, audit, pending Action or proceeding, nor is any such claim, dispute, Action or proceeding threatened by any Taxing authority, for the assessment or collection of any Taxes and no claim for the assessment or collection of any Taxes has been asserted against the Company or any Subsidiary that has not been settled with all amounts due having been paid.

(d) No lien with respect to Taxes has been filed and no deficiency or addition to Taxes, interest or penalties for any Taxes with respect to any income, properties or operations of the Company or any Subsidiary has been proposed, asserted or assessed against the Company or any Subsidiary.

(e) The Company and each Subsidiary has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes, including sales and use Taxes, and has withheld and paid over all amounts required by Applicable Laws to be withheld and paid from the wages or salaries of employees, and neither the Company nor any Subsidiary is liable for any Taxes for failure to comply with such Applicable Laws.

(f) No claim, or notice of claim, has ever been made by an authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(g) Neither the Company nor any Subsidiary has been a member of an affiliated group of corporations within the meaning of Section 1504(a) of the Code filing a combined federal income Tax return (or any similar provision of non-U.S., state or local Law) nor does the Company or any Subsidiary of the Company have any liability for Taxes of any other Person under Treasury Regulations § 1.1502-6 (or any similar provision of non-U.S., state or local Law) or otherwise, other than the consolidated group of which the Company is currently the parent corporation.

(h) Neither the Company nor any Subsidiary has engaged in any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and Treasury Regulations promulgated thereunder (or any similar provision of non-U.S., state or local Law).

(i) The Company is, and has at all times been, classified as a corporation for U.S. federal income tax purposes.

Section 3.13 No Brokers. Neither the Company nor any of its Subsidiaries or Affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Investor or the Company for any brokerage commission, finder’s fee, placement fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

Section 3.14 Intellectual Property. Except as disclosed in the SEC Documents, all registered or unregistered, (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (ii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names, Internet addresses and other computer identifiers, in each case that is material and is used in the operation of the business of the Company or any of its Subsidiaries (the “Intellectual Property”) is either (a) owned by the Company or one or more of its Subsidiaries or (b) is used by the Company or one or more of its Subsidiaries pursuant to a valid license. To the knowledge of the Company, there are no infringements or other violations of any Intellectual Property owned by the Company or any of its Subsidiaries by any third party, except for such infringements and violations which would not have a Material Adverse Effect. The Company and its Subsidiaries have taken all necessary actions to maintain and protect each item of Intellectual Property, the absence of which will have a Material Adverse Effect. The conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any intellectual property or other proprietary rights of any other person, and there is no Action pending or threatened alleging any such infringement or violation or challenging the Company’s or any of its Subsidiaries’ rights in or to any Intellectual Property, except for such infringements and violations which would not have a Material Adverse Effect.

Section 3.15 Title to Property. Neither the Company nor any Subsidiary owns any real property. Each of the Company and the Subsidiaries has good and marketable title to all personal properties and assets (whether tangible or intangible) owned by each of them that is material to its respective business, in each case free and clear of all Encumbrances, except for Encumbrances that do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries is held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or the Subsidiaries, as the case may be. The Designated Bank Account is free and clear of all Encumbrances, except for Encumbrances as set forth in Section 6.06(b) of this Agreement.

Section 3.16 Labor Relations. No labor disturbance by or dispute with the employees of the Company or its Subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, any of the employees of the Company or its Subsidiaries, except for such disturbance or disputes which would not have a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in material compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours.

Section 3.17 Transactions with Affiliates and Employees. Except as set forth in the SEC Documents, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from, any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, shareholder, member or partner, in each case in excess of $100,000 other than for (i) payment of salary or consulting fees for services rendered; (ii) reimbursement for expenses incurred on behalf of the Company; and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

Section 3.18 Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Subscription Securities will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

Section 3.19 Registration Rights. No Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary, except for Persons identified in SCHEDULE III hereto (each an “Existing Registration Rights Holder”). As of the date hereof, neither the execution, delivery and performance of the Registration Rights Agreement (if entered into in the form set forth in EXHIBIT B hereto), nor the consummation of the transactions contemplated thereby, will violate any provision of any registration rights agreement between the Company or its Affiliates and any Existing Registration Rights Holder.

Section 3.20 Listing and Maintenance Requirements. The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as set forth in the SEC Documents and as set forth in the Disclosure Schedule attached hereto as SCHEDULE VIII, the Company has not, since January 1, 2017, received notice from any Trading Market on which the ADSs representing the Ordinary Shares are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The issuance by the Company of the Subscription Securities shall not have the effect of delisting or suspending the ADSs representing the Ordinary Shares from any Trading Market.

Section 3.21 Disclosure. The press releases disseminated by the Company during the twelve (12) months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Investor makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in this Agreement.

Section 3.22 No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would: (i) eliminate the availability of the exemption from registration under the Securities Act in connection with the offer and sale by the Company of the Subscription Securities as contemplated hereby; or (ii) cause the offer and sale of the Subscription Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of any Applicable Law, regulation or shareholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market on which any of the securities of the Company are listed or designated.

Section 3.23 Solvency. Both before and immediately after giving effect to the transactions contemplated by this Agreement and other Transaction Documents, the Company will have adequate capital and liquidity with which to engage in the their businesses as currently conducted and as described in the SEC Documents.

Section 3.24 Foreign Corrupt Practices. Neither the Company nor any Subsidiary nor any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate; (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Entity; or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its current directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained and has caused each of its Subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. Neither the Company, or, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

Section 3.25 Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 3.26 Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

Section 3.27 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in compliance with all Applicable Laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.

Section 3.28 Acknowledgement Regarding Investor’s Purchase of Subscription Securities. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Investor’s purchase of the Subscription Securities. The Company further represents to the Investor that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

Section 3.29 Acknowledgement Regarding Investor’s Trading Activity. Notwithstanding anything in this Agreement or elsewhere herein to the contrary, it is understood and acknowledged by the Company that: (i) as of the date of this Agreement, the Investor has not been asked by the Company to agree, nor has the Investor agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Subscription Securities for any specified term; (ii) past or future open market or other transactions by the Investor, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) the Investor, and counter-parties in “derivative” transactions to which such Investor is a party, directly or indirectly, presently may have a “short” position in the Ordinary Shares: and (iv) the Investor shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) the Investor may engage in hedging activities at various times during the period that the Subscription Securities, the Conversion Shares or corresponding ADSs are outstanding in compliance with Applicable Laws, and (z) such hedging activities (if any) could reduce the value of the existing shareholders’ equity interests in the Company at and after the time that the hedging activities as conducted in compliance with Applicable Laws, are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of this Agreement.

Section 3.30 Contracts. Each contract to which any Group Company is a party is valid and in full force and effect, and is enforceable by such Group Company in accordance with its terms. Each Group Company has duly performed all of its obligations under each contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or any other party or obligor with respect thereto, as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a contract or that any other party thereto has breached, violated or defaulted under any contract in any material respect. No Group Company has received any notice (whether written or not) from any of the Noteholders declaring accelerate payment of their respective outstanding principals and interests accruing thereon under their respective 2019 Notes based on occurrence of any Event of Default under the 2019 Notes (whether actual or alleged). No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any contract in any material respect or that any other party thereto intends to terminate such contract.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company that, as of the date hereof and the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

Section 4.01 Existence. The Investor has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization.

Section 4.02 Capacity. The Investor has the requisite power and authority to enter into and perform its respective obligations under this Agreement and consummate the transactions contemplated hereby.

Section 4.03 Authorization And Enforceability. This Agreement has been duly authorized, executed and delivered by the Investor, and assuming the due authorization, execution and delivery by each of the other Parties, this Agreement is a valid and binding agreement of the Investor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

Section 4.04 Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the memorandum and articles or other constitutional documents of the Investor; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity or court to which the Investor is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Investor is a party or by which the Investor is bound or to which any assets of the Investor are subject, except in the case of clauses (ii) or (iii) as would not have a Material Adverse Effect. There is no action, suit or proceeding, pending or, to the knowledge of the Investor, threatened against the Investor that questions the validity of this Agreement or the right of the Investor to enter into this Agreement to consummate the transactions contemplated hereby.

Section 4.05 Consents and Approvals. Neither the execution and delivery by the Investor of this Agreement, nor the consummation by the Investor of any of the transactions contemplated hereby, nor the performance by the Investor of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing.

Section 4.06 Securities Law Matters.

(a) The Investor is acquiring the Subscription Securities for its own account without violation of applicable securities laws, provided, that, this representation and warranty does not obligate the Investor to hold any of the Subscription Securities for any minimum or other specific term, nor limit the Investor’s right to sell the Subscription Securities pursuant to an effective registration statement under the Securities Act or otherwise in compliance with applicable federal and state securities laws.

(b) The Investor acknowledges that the Subscription Securities are “restricted securities” within the meaning of Rule 144 under the Securities Act, and have not been registered under the Securities Act or any applicable state securities law, and any certificate representing the Subscription Securities shall be endorsed with the restrictive legend set forth in Section 2.04 of this Agreement. The Investor further acknowledges that, absent an effective registration under the Securities Act, the Subscription Securities may only be offered, sold or otherwise transferred in compliance with Applicable Laws.

Section 4.07 Investment Experience. The Investor is a sophisticated investor with knowledge and experience in financial and business matters such that the Investor is capable of evaluating the merits and risks of the investment in the Subscription Securities. The Investor is able to bear the economic risks of an investment in the Subscription Securities.

Section 4.08 Availability of Funds. The Investor will have at the Closing cash available in an amount adequate to pay the Purchase Price payable by it at the Closing pursuant to this Agreement.

Section 4.09 No Additional Representations; Non-reliance. The Investor acknowledges and agrees that, except as expressly set forth in Article III, no Person is making or has made any other written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to the Company or its Subsidiaries or the transactions contemplated hereby, and the the Investor disclaims that it is relying on or has relied on any such representation or warranty as an inducement to enter into this Agreement or otherwise.

Article V
COVENANTS

Section 5.01 Furnishing of Information. Until the time that the Investor no longer owns any of the Subscription Securities, Conversion Shares or corresponding ADSs purchased hereunder, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

Section 5.02 Reservation of Shares. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times until Closing, free of preemptive rights, a sufficient number of shares for designating as Senior Preferred Shares for the purpose of enabling the Company to issue the Senior Preferred Shares pursuant to this Agreement.

Section 5.03 Most Favored Investor. The Company hereby acknowledges that it has not granted or made and will not grant or make available to any existing or future holders of equity interest, any rights, privileges, protections, waivers, exemptions, consents, terms or conditions that are more favorable than those granted or made available to the Investor under the Transaction Documents in any respect. Without prejudice to the foregoing, if the Company grants or makes available to, whether prior to, on or after the date hereof, any other existing or future holders of equity interest, any rights, privileges, protections, waivers, exemptions, consents, terms or conditions more favorable than those granted or made available to the Investor under the Transaction Documents, then the Investor shall be automatically entitled to such more favorable rights, privileges, protections, waivers, exemptions, consents, terms or conditions, as applicable, and shall have the right to require the Company to amend and restate the applicable Transaction Documents to reflect such more favorable rights, privileges, protections, waivers, exemptions, consents, terms or conditions, as applicable.

Article VI
ADDITIONAL AGREEMENTS

Section 6.01 Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Parties will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, provided, however, that notwithstanding anything to the contrary, the Investor shall not be required to provide any non-public information with respect to itself or its Affiliates.

Section 6.02 Public Announcements.

(a) The Company shall (a) prior to the start of the Trading Day immediately following the date hereof issue a press release in form and substance reasonably acceptable to the Investor disclosing the material terms of the transactions contemplated hereby (but not disclosing the identity of the Investor unless the Investor’s prior written consent has been obtained); and (b) file a Current Report on Form 6-K in the form required by the Exchange Act and attaching the material Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act. The Company shall obtain prior written approval of the Investor and consider in good faith any comments the Investor may have on, the filling of Form 6-K or any press release related thereto.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the date on which the Investor ceases to hold any Subscription Securities, the Company shall not, directly or indirectly, issue any press release or make any filing with the SEC, in each case, to the extent such press release or filing identifies the Investor or the transactions contemplated by this Agreement, unless the Company first consults with the Investor, and considers in good faith any comments that the Investor may have on, such materials; provided, that the Company may make any subsequent press release or filings with the SEC that are substantially consistent in form with any such materials previously approved by the Investor in the manner provided for in this Section 6.02 without being required to first consult the Investor as otherwise required in this Section 6.02. Notwithstanding anything to the contrary herein, the Company shall not issue any press release or otherwise make any public statement that identifies the Investor without the Investor’s prior written consent; provided that, for the avoidance of doubt the Company shall be permitted to (i) identify the Investor in any filing required to be made with the SEC but only to the extent that the identification of the Investor is expressly required, and subject to the consultation rights and right to comment contained in the immediately preceding sentence; and (ii) solely to the extent required by applicable securities laws, identify the Investor in the Company’s annual report on Form 20-F in Item 7.A. (Major Shareholders) or in Item 19 (Exhibits) to the extent that the Investor’ name is mentioned in Exhibits that have been included in such Form 20-F, without consultation with or seeking prior consent from the Investor.

Section 6.03 Survival.

(a) The Fundamental Company Representations and the Fundamental Investor Representations shall survive indefinitely or until the latest date permitted by law.

(b) The Tax Representations shall survive the Closing until the expiration of seven (7) years from the Closing.

(c) All representations and warranties contained in this Agreement other than the Fundamental Company Representations and the Fundamental Investor Representations and Tax Representations shall survive the Closing until the expiration of twenty-four (24) months from the Closing.

(d) Notwithstanding the foregoing sub-clauses (a) and (b), any breach of any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the sub-clause (a) and (b) above, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 6.04 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Subscription Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

Section 6.05 Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that the Investor is an acquiring Person under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Investor could be deemed to trigger the provisions of any such plan or arrangement, by virtue of purchasing Subscription Securities under this Agreement.

Section 6.06 Use of Proceeds.

(a) The Company shall use the net proceeds from the sale of the Subscription Securities hereunder solely for the purposes of (i) development and operation of the New Business, (ii) the repayment of the 2019 Notes in accordance with the repayment installments set forth in section 2(a) of each 2019 Note (for the avoidance of doubt, unless otherwise agreed in writing by the Investor, no proceeds from the sale of the Subscription Securities hereunder shall be used to pay off any Noteholder upon acceleration by such Noteholder of the entire outstanding principal amount and interests under its respective 2019 Note), and (iii) fees and expenses of the Investor in connection with this Agreement payable by the Company pursuant to Section 9.10.

(b) The Company shall maintain a separate bank account to hold proceeds from the Closing (the “Designated Bank Account”), and the joint signatories of the Designated Bank Account shall be amended by the end of August of 2022 to include one (1) designee of the NIO Capital (the “Investor Designee”) and the chief executive officer of the Company. Any disbursement or withdrawal from such account shall require the signature of the Investor Designee and the chief executive officer of the Company. Such disbursement or withdrawal, if any, shall be made at the beginning of each quarter in accordance with the Company’s annual budget to be agreed by the Investor.

Section 6.07 Listing of ADSs. The Company hereby agrees to use reasonable best efforts to maintain the listing or quotation of the ADSs on the Trading Market on which it is currently listed.

Section 6.08 Tax Filings. The Company shall cooperate, and shall cause each Subsidiary to cooperate, with the Investor in providing the Investor with any information reasonably requested for it to timely make all filings, returns, reports, forms or calculations in order to assist the Investor with the preparation of its Tax Returns, obtaining any benefit pursuant to applicable Tax law, or complying with any other Tax law that the Investor is subject. The Company shall not make any elections or take any other actions to be treated as other than a corporation for U.S. federal income tax purposes. The Company shall also cause the Group Companies to meet all payment, withholding and all other tax compliance obligations in accordance with the Applicable Laws.

Section 6.09 Compliance. The Company shall and shall procure all of the other Group Companies to (i) conduct their businesses in compliance with all Applicable Laws, including but not limited to the laws in respect of data privacy protection and cyber security, labor and employment and real estate construction; and (ii) duly pay social insurance contributions and housing funds for their employees in accordance with Applicable Laws (if applicable). The Company shall and shall procure all of the other Group Companies to maintain sound internal control and financial systems.

Section 6.10 Pre-Closing Covenants. The Company shall complete or cause to be completed such matters as set forth in SCHEDULE V prior to the Closing and shall provide with the Investor written evidence thereof to the satisfaction of the Investor.

Section 6.11 Other Covenants. The Company shall complete or cause to be completed such matters as set forth in SCHEDULE VI within the timeline specified therein (if any) and shall provide with the Investor written evidence thereof to the satisfaction of the Investor.

Article VII
CLOSING CONDITIONS

Section 7.01 Conditions to Obligations of the Company and the Investor. The obligations of the Company and the Investor to consummate the Closing are subject to the satisfaction of the following conditions:

(a) no provision of any Applicable Law shall prohibit the consummation of such Closing; and

(b) no proceeding challenging this Agreement or the Transaction Documents or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any Governmental Entity and shall be pending.

Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction or waiver by the Company, of the following conditions:

(a) the representations and warranties of the Investor (other than the Fundamental Investor Representations) in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of such Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct in all material respects as of such date);

(b) the Fundamental Investor Representations shall be true and correct in all material respects as of the Closing Date as though made as of such Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct in all material respects as of such date); and

(c) the delivery by the Investor of each of the items set forth in Section 2.03(a) of this Agreement.

Section 7.03 Conditions to Obligations of the Investor. The obligation of the Investor to consummate the Closing is subject to the satisfaction or waiver by the Investor, of the following conditions:

(a) the representations and warranties of the Company (other than the Fundamental Company Representations) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the date hereof and such Closing (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date);

(b) the representations and warranties of the Company (other than the Fundamental Company Representations) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the date hereof and such Closing (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date);

(c) the Fundamental Company Representations shall be true and correct in all respects on and as of the date hereof and such Closing except for de minimis inaccuracies (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date);

(d) the Company shall have performed or complied in all material respects with all obligations, covenants, agreements and conditions in this Agreement required to be performed or complied with by the Company on or prior to the Closing;

(e) there shall have been no event, occurrence, development or state of circumstances or facts that constitutes a Material Adverse Effect;

(f) the Company shall have duly executed and delivered to the Investor each of the items set forth in Section 2.03(b) of this Agreement;

(g) all corporate and other proceedings required for transactions contemplated hereby on such Closing and all documents and instruments incidental to such transactions shall have been duly completed and satisfactory in substance and form to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request;

(h) from the date hereof to the Closing, trading in the ADSs shall not have been suspended by the SEC or the Company’s principal Trading Market (nor shall such suspension have been threatened);

(i) the sale and issuance of the Subscription Securities shall be legally permitted by all laws and regulations to which the Investor and the Company are subject;

(j) the Board shall have duly approved and adopted the Certificate of Designation and have approved all necessary matters relating to the Closing to the satisfaction of the Investor;

(k) the Investor shall have received a certificate signed by an executive officer of the Company confirming the satisfaction of items (a) through (j) above;

(l) signature pages to the Transaction Documents other than those to be signed by the Investor shall have been sent to the counsel of the Investor for examination to the reasonable satisfaction of such counsel and to hold in escrow to release upon the Closing;

(m) the investment committee or the general partner of the Investor shall have approved the transactions contemplated hereunder;

(n) the Investor shall have completed its business, legal, tax, financial due diligence investigation of the Group Companies to its reasonable satisfaction; and the audit report to be issued by the auditor of the Company, PricewaterhouseCoopers, for the fiscal year ended March 31, 2022 shall not have negative qualifications with respect to the going-concern status of the Company.

Article VIII
INDEMNIFICATION

Section 8.01 Indemnification.

(a) Subject to the other provisions of this Article VIII, the Company (the “Indemnifying Party”) shall indemnify and hold the Investor and its Affiliates, and their respective directors, officers, employees, advisors and agents (each an “Indemnified Party”, and collectively, the “Indemnified Parties”) harmless from and against any losses, liabilities, obligations, claims, contingencies, damages, diminution in value, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorney’s fees and costs of investigation (collectively, “Losses”) resulting from or arising out of: (i) any breach or violation of, or inaccuracy in, any representation or warranty made by the Indemnifying Party or its applicable Affiliates under this Agreement or the Transaction Documents; or (ii) any breach or violation of, or failure to perform, any covenants or agreements made by or on behalf of, or to be performed by, the Indemnifying Party or its applicable Affiliates under this Agreement or the Transaction Documents, (iii) any Action instituted against the Indemnified Parties in any capacity by (A) any current or former shareholder of the Company who is not an Affiliate of such Indemnified Party, with respect to any of the transactions contemplated by the Transaction Documents or (B) any other third party with respect to any of the transactions contemplated by the Transaction Documents (unless, in either case, such Action is based upon a breach of such Indemnified Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Indemnified Party may have with any such shareholder or any violations by such Indemnified Party of state or federal securities laws of the United States or any conduct by such Indemnified Party which constitutes fraud, gross negligence or willful misconduct).

(b) The Indemnifying Party shall indemnify any Indemnified Party and hold each Indemnified Party for any Losses suffered by such Indemnified Party resulting from or arising out of (i) any Group Company’s failure to withhold or pay any Tax (including any non-payment or underpayment) in accordance with Applicable Laws for all tax periods ending on or before the Closing Date and the portion through the end of the Closing Date for any tax period that includes (but does not end on) the Closing Date; (ii) such other matters as set forth in SCHEDULE VII. The indemnification under this Section 8.01(b) shall not be prejudiced by or be otherwise subject to any disclosure in the SEC Documents or otherwise) and shall apply regardless of whether the Indemnifying Party has any actual or constructive knowledge with respect thereto.

(c) Without prejudice to any of the foregoing, the Indemnifying Party shall pay the Investor liquidated damages pursuant to this Section 8.01(c) in the following circumstances: (i) upon occurrence or existence of the event or circumstance as set forth in item 7 of SCHEDULE VII, the Indemnifying Party shall pay the Investor liquidated damages in an amount equal to the sum of (x) the Purchase Price actually paid for the Senior Preferred Shares acquired by the Investor under this Agreement (for the avoidance of doubt, provided that such Senior Preferred Shares have not been redeemed pursuant to section 8 [Redemption Right] of the Certificate of Designation) plus (y) interest accrued thereon at a rate of 8% per annum (compounded annually) calculated from the Closing Date up to the date of full payment of the liquidated damages minus (z) the par value for such Senior Preferred Shares, provided that the Indemnifying Party shall have the right to repurchase such Senior Preferred Shares at par value upon receipt by the Investor of the liquidated damages in full paid by the Company pursuant to the foregoing sentence; further provided that, in the event of any winding up, dissolution or liquidation of the Company, to the extent such liquidated damages have not been paid, such liquidated damage claim shall be extinguished and in lieu thereof the compulsory redemption of the Senior Preferred Shares pursuant to section 8 [Redemption Right] of the Certificate of Designation shall be effected immediately before commencement of such winding up, dissolution or liquidation of the Company; and (ii) upon occurrence or existence of the event or circumstance as set forth in item 8 of SCHEDULE VII, the Indemnifying Party shall pay the Investor liquidated damages in an aggregate amount equal to the product calculated by multiplying (x) the aggregate amount of debt claimed by the creditors of the Group Companies as of the time of the liquidated damage claim made by the Investor with (y) the shareholding percentage in the Company in respect of the Senior Preferred Shares acquired by the Investor under this Agreement for which the corresponding Purchase Price has been paid by the Investor pursuant to this Agreement. The Parties further acknowledge and agree that, the respective liquidated damages amounts set forth in this Section 8.01(c) represent a genuine pre-estimate by the Parties, at the time of entering into this Agreement, of the respective amounts of Losses to the Investor upon the occurrence or existence of the event or circumstance as set forth in item (i) or item (ii) of this Section 8.01(c), respectively.

(d) The Indemnifying Party shall not be liable for any Loss consisting of punitive damages (except to the extent that such punitive damages are awarded to a third party against an Indemnified Party in connection with a Third Party Claim).

(e) Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the Indemnified Parties may be entitled to indemnification pursuant to this Article VIII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(f) No Indemnified Party shall be entitled to recover any Losses under clause (i) of Section 8.01(a), other than with respect to breaches of Fundamental Company Representations, until such time as the aggregate amount of all such Losses that have been suffered or incurred by any one or more of the Indemnified Parties under clause (i) of Section 8.01(a) exceeds $112,500 (the “Loss Threshold”), provided, however, that once the aggregate amount of all such Losses under clause (i) of Section 8.01(a) exceeds the Loss Threshold, the Indemnifying Party shall be liable for all such Losses under clause (i) of Section 8.01(a) (including the Loss Threshold).

(g) The maximum aggregate amount of Losses that each Indemnified Party will be entitled to recover under clause (i) of Section 8.01(a), other than with respect to breaches of any Fundamental Company Representations, shall be limited to the aggregate amount of the Purchase Prices paid hereunder by the Investor plus an amount accruing thereon at a compound annual rate of eight percent (8%) of the foregoing aggregate amount. Notwithstanding the foregoing or anything else to the contrary contained herein, the limitations on indemnification set forth in this Agreement (including, without limitation, the limitations set forth in this Section 8.01) shall not apply to any claim based on fraud or willful misconduct of the Indemnifying Party or its Subsidiaries or Affiliates.

(h) The Indemnified Parties shall not be entitled to recover from the Indemnifying Party under this Agreement more than once in respect of the same Losses suffered.

(i) Notwithstanding any other provision contained herein, the remedies contained in this Article VIII shall be the sole and exclusive monetary remedy of the Indemnified Parties for any claim arising out of or resulting from this Agreement, except that no limitation or exceptions with respect to the obligations or liabilities of the Indemnifying Party provided hereunder shall apply to a Loss incurred by any Indemnified Party arising due to fraud of the Indemnifying Party or its Subsidiaries or Affiliates. Nothing in this Article VIII or elsewhere in this Agreement shall affect any Parties’ rights to specific performance or other equitable or non-monetary remedies with respect to the covenants and agreements in this Agreement or that are to be performed at or after the Closing; provided that for the avoidance of doubt, except in the case of fraud, nothing contained herein shall permit any Party to rescind this Agreement.

Section 8.02 Third Party Claims.

(a) If any third party shall notify an Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) and such Indemnified Party believes such claim would give rise to a claim for indemnification against the Indemnifying Party under this Article VIII, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure.

(b) Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim with counsel of its own choosing reasonably acceptable to the Indemnified Party, which right shall remain in effect if and for so long as the Indemnifying Party continues to diligently defend against such Action; provided, that in no event shall the Indemnifying Party be entitled to assume the defense of any Action if such Action (i) is with respect to a criminal proceeding, action, indictment, allegation or investigation or (ii) seeks an injunction or other equitable relief against any Indemnified Party. To the extent the Indemnifying Party is entitled to and elects to assume the defense of such Third Party Claim, the Indemnifying Party shall provide written notice of its intention to do so within thirty (30) days of its receipt of the Claim Notice. Upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall diligently defend such Action to a final non-appealable adjudication or settlement, provided, that, (i) any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party which consent shall not be unreasonably withheld or delayed, and (ii) and the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of such defense on a regular basis.

(c) If requested by the Indemnifying Party and to the extent practicable, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim for which indemnity is sought under this Agreement, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement (except for its consent required under Section 8.02(b) above) of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 8.02(b), provided, that the Indemnifying Party shall be responsible for the reasonable fees and expenses of a separate counsel where there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party.

(d) In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within thirty (30) days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such Action or claim at the expense of the Indemnifying Party; provided that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(e) The indemnification required by this Section 8.02 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred.

Section 8.03 Other Claims. In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s good faith estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided, that no failure, delay or deficiency in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure, delay or deficiency. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Article IX
MISCELLANEOUS

Section 9.01 Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Article IX; (c) on the third day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Article IX; or (d) on the day after delivery to a nationally recognized overnight courier service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Article IX:

If to the Investor: NIO Capital	Abundant Grace Investment Limited Unit 2412, 24F HKRI Taikoo Hui Center I, 288 Shimen Yi Road, Jing'an District, Shanghai, China 200041 E-mail: [*] With copy to: [*] Attn: [*]

If to the Company:	Uxin Limited 1-3/F, No. 12 Beitucheng East Road Chaoyang District, Beijing, 100029 People’s Republic of China E-mail: [*] Attn: [*]

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Article IX. In no event will delivery to a copied Person alone constitute delivery to the party represented by such copied Person.

Section 9.02 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.03 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding among the parties hereto and thereto with respect to the subject matters hereof and thereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, related to the subject matter hereof and thereof, including the binding term sheet dated May 16, 2022 by and among the Company, the Investor and Joy Capital Management, Ltd. and/or its affiliates.

Section 9.04 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder. The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Section 9.05 Assignments. This Agreement is personal to each of the Parties. The Company shall not assign any rights and obligations herein to any third party without the prior written consent of the Investor. Except for assignment by the Investor to its Affiliates, the rights and obligations herein may not be assigned or transferred by the Investor to any third party without the prior written consent of the Company unless transferred in connection with the transfer of Senior Preferred Shares. For the avoidance of doubt, (i) each Senior Preferred Share which has been fully paid in the Stated Value shall be freely transferable subject to applicable laws; (ii) (a) each Senior Preferred Share which has been paid in the par value equal to $0.0001 only may be transferred to any transferee (if not an Affiliate of the Investor) with the prior written consent of Company, provided that the written consent of the Company shall not be unreasonably withheld if the financial condition of such transferee is reasonably sufficient to fulfill the payment obligations for the applicable unpaid portion of the Purchase Price for such Senior Preferred Shares to be transferred; (b) the related payment obligations of the Investor for the applicable unpaid portion of the Purchase Price under Section 2.03(a) and Section 2.05 of this Agreement for such Senior Preferred Shares to be transferred shall be transferred in connection with transfer of said Senior Preferred Shares; and (iii) the right to seek liquidated damages applicable to the said Senior Preferred Shares to be transferred under Section 8.01(c) of this Agreement shall be transferred in connection with the transfer of said Senior Preferred Shares by the Investor.

Section 9.06 Descriptive Headings; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The Parties agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

Section 9.07 Amendment. This Agreement may be amended only by a written instrument executed by each of the Parties.

Section 9.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to its principles of conflicts of laws.

Section 9.09 Dispute Resolution.

(a) Each of the Parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong and administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three (3) arbitrators. The claimant shall appoint one (1) arbitrator, and the respondent shall appoint one (1) arbitrator no more than ten (10) days following the official appointment of the arbitrator appointed by the claimant, failing which such arbitrator shall be appointed by HKIAC; the third arbitrator shall be the presiding arbitrator and shall be appointed jointly by the arbitrators ap-pointed by the claimant and respondent within ten (10) days of the later of the appointment of the arbitrators appointed by the said Parties, failing which such arbitrator shall be appointed by HKIAC.

(b) The arbitration shall be conducted in English.

(c) The Parties acknowledge and agree that, in addition to contract damages, the arbitrator may award provisional and final equitable relief, including injunctions, specific performance and lost profits.

(d) The decision of the arbitration tribunal shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction.

(e) When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfil their respective obligations and shall be entitled to exercise their rights under this Agreement.

(f) The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing preliminary, equitable or injunctive relief in a judicial forum pending arbitration in order to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

(g) The Parties expressly consent to the joinder of additional part(ies) in connection with the other Transaction Documents to the arbitration proceedings commenced hereunder and/or the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the other Transaction Documents. In addition, the Parties expressly agree that any disputes arising out of or in connection with this Agreement and the other Transaction Documents concern the same transaction or series of transactions.

(h) If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 9.10 Expenses. The Company shall pay the Investor’s fees and expenses, including legal, accounting and out-of-pocket costs incurred by the Investor in connection with the transactions contemplated hereby, provided that such fees and expenses shall not exceed $1,000,000, regardless of whether any Closing has occurred. With respect to professional fees and related expenses payable by the Investor, the Company has received copies of the engagement letters between the Investor and their counsel and/or accountants (the “Professional Advisors”), and the Company agrees to the terms including without limitation fee estimates, assumptions and payment schedule included therein, and shall pay such amounts at such times directly to the Professional Advisors according to such terms. The Company hereby agrees and acknowledges that such Professional Advisors may enforce their rights to receive such fees and expenses under this Section 9.10 against the Company. With respect to other fees and expenses, the Company agrees to pay amounts owing to the Investor within fifteen (15) Business Days of having notified the Investor in writing. The Company further agrees and acknowledges that the Investor may deduct any amounts owed pursuant to this Section 9.10 from the amount of Purchase Price.

Section 9.11 Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement (which shall include without limitation Article VIII and Section 9.10), there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person any rights, remedies or obligations.

Section 9.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 No Waiver; Cumulative Remedies. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 9.14 Non-recourse. All actions, obligations, losses or causes of action (whether in contract, in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this Agreement, and (iv) any failure of the transactions contemplated hereby or thereby to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as Parties to this Agreement subject to the terms and conditions hereof.

Section 9.15 Replacement of Shares. If any certificate or instrument evidencing the Subscription Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The Investor applying for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement certificate or instrument.

Section 9.16 Termination.

This Agreement may be terminated, (i) by mutual written consent of the Company and the Investor, (ii) by the Company or the Investor, if the Closing has not been consummated by the ninetieth (90th) calendar day following the date of this Agreement, due to the reason not attributable to the Company or the Investor (as applicable), (iii) by the Investor, by written notice to the Company if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of the Company, or (iv) by the Investor if, due to any change of the Applicable Laws, the consummation of the transactions contemplated hereunder would become prohibited under Applicable Laws.

In the event of termination by the Company and/or the Investor pursuant to Section 9.16 hereof, written notice thereof shall forthwith be given to the other Parties and this Agreement shall terminate without further action by the Parties hereto. If this Agreement is so terminated as provided, this Agreement will be of no further force or effect between the Investor and the other Parties, except for provisions of Article VIII, Section 9.01, Section 9.02, Section 9.08, Section 9.09, Section 9.10, Section 9.11 and Section 9.12, provided that the termination will not relieve any Party from any liability for any breach or violation of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first set forth above.

UXIN LIMITED

By: /s/ Kun Dai
Name: Kun Dai (戴琨)
Title: Director

[Signature Page to Share Subscription Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first set forth above.

Abundant Grace Investment Limited

By: /s/ Mao Wei
Name: Mao Wei
Title: Director

[Signature Page to Share Subscription Agreement]

EXHIBIT A
Form of Investors’ Rights Agreement

[*]

EXHIBIT B
Form of Registration Rights Agreement

[*]

Exhibit B

EXHIBIT C
Form of Certificate of Designation

[*]

Exhibit C

EXHIBIT D
Form of Voting Agreement

[*]

596830.04B-HKGSR01A - MSW

EXHIBIT E
Form of Cayman Legal Opinion

[*]

596830.04B-HKGSR01A - MSW

EXHIBIT F
Designated Bank Account

[*]

596830.04B-HKGSR01A - MSW

EXHIBIT G
Incumbency Certificate

(ON COMPANY LETTERHEAD)

To: (“Investor”)

From: Uxin Limited (the “Company”)

Date: [ ]

AUTHORIZED OFFICERS OF COMPANY ACTING ON BEHALF OF COMPANY

Reference is made to the share subscription agreement dated June 30, 2022 (the “Agreement”) by and between the Company and the Investor. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

We hereby confirm and certify the following:

a) Bank Wire Instructions of the Company - The Designated Bank Account for the Investor’s payment of the Purchase Price to the Company in accordance with Section 6.06(b) of the Agreement are as follows:

Beneficiary’s Name: [*]

Beneficiary’s Bank Name: [*]

Beneficiary's Bank Address: [*]

Beneficiary’s A/C No.: [*]

SWIFT Code: [*]

INTERMEDIARY BANK

Bank Name：[*]

SWIFT Code：[*]

b) Company Contacts for Call-Back Procedures – The individuals listed below are each individually authorized to complete any required “call-back” confirmation procedures on behalf of the Company in order to finalize the consummation of the transactions contemplated by the Agreement.

Name	Title	E-mail address	Contact No.
Feng Lin	CFO	[*]	[*]

c) Authorized Officers - Listed below are the particulars of the officers of the Company who are authorized to execute documents on behalf of the Company and to take any other action required to fulfill the obligations of the Company under the Agreement:

Exhibit G

Name	Title	E-mail address	Contact No.	Specimen signature
Kun Dai	Chairman of Board and CEO	[*]	[*]
Feng Lin	CFO	[*]	[*]

Any changes to the above are to be provided in writing and signed by an authorized signatory and shall be valid and binding on the Company and the Investor, as applicable. An original must also be provided for any subsequent changes to banking instructions.

The above information is hereby certified by the following authorized person*:

UXIN LIMITED

Name:	Name:

* - If the signatory entity has only one authorized officer in part (c), please arrange for another person of the right capacity to sign off on behalf thereof to certify the above information.

Exhibit G

SCHEDULE I
List of Investor

Name	Number of Senior Preferred Shares to be Purchased at the Closing	Purchase Price
Abundant Grace Investment Limited (“NIO Capital”)	714,285,714	US$100,000,000

Schedule I

SCHEDULE II
Payment Schedule

Amount of Purchase Price Payable	Percentage of Purchase Price Payable	Due Time
US$71,428.58	0.07%	At the Closing
US$9,928,571.42	9.93%	September of 2022
US$30,000,000	30%	December of 2022
US$20,000,000	20%	March of 2023
US$40,000,000	40%	June of 2023
Total: US$100,000,000	100%	-

Schedule III

SCHEDULE III
Existing Registration Right Holders

LC Fund V, L.P.

LC Parallel Fund V, L.P.

Baidu (Hong Kong) Limitd

JenCap UX

Haixia Uxin International Limited Partnership

TPG Growth III SF Pte. Ltd.

BOCOM International Supreme Investment Limited

KINGKEY NEW ERA AUTO INDUSTRY LIMITED (京基新興汽車產業有限公司)

Xin Gao Group Limited

Redrock Holding Investments Limited

58.com Holdings Inc.

ClearVue UXin Holdings, Ltd.

Magic Carpet International Limited

Zhuhai Guangkong Zhongying Industrial Investment Fund

GIC Private Limited

Astral Success Limited

Abundant Grace Investment Limited

Abundant Glory Investment L.P.

Schedule III

SCHEDULE IV
Key Employees

[*]

Schedule V

SCHEDULE V
Covenants (Section 6.10)

The Company shall complete or cause to be completed the following matters prior to the Closing and shall provide with the Investor written evidence thereof to the satisfaction of the Investor:

1. Mr. Dai Kun (戴琨) shall issue a written confirmation letter in the form and substance satisfactory to the Investor, confirming that the consideration for the equity securities of Uxin Internet (Beijing) Information Technology Co., Ltd. (优信互联（北京）信息技术有限公司) (“Uxin Internet”) transferred by him to Uxin Pai (Beijing) Information Technology Uxin Company (优信拍（北京）信息科技有限公司) (“Uxin Pai”) is RMB 96,000,000, which had been fully paid off by offsetting the full amount of the loan in an aggregate amount of RMB 96,000,000 provided by Uxin Pai to Mr. Dai Kun (戴琨), and Mr. Dai Kun (戴琨) has no right and basis to require any consideration in respect of the equity securities of Uxin Internet transferred by him to Uxin Pai; and

2. Yougu (Shanghai) Information Technology Co., Ltd. (优估（上海）信息科技有限公司), Beijing Minsi Lianhua Investment Management Co., Ltd. (北京敏思联华投资管理有限公司) and Mr. Dai Kun (戴琨) shall execute a supplementary agreement in respect of an equity transfer agreement previously executed among them in the form and substance satisfactory to the Investor to clarify that none of the registered capital of Uxin Yishou Car (Beijing) Information Technology Co., Ltd. (优信易手车（北京）信息技术有限公司) has been paid in.

Schedule V

SCHEDULE VI
Other Covenants (Section 6.11)

The Company shall complete or cause to be completed the following matters and shall provide with the Investor written evidence thereof to the satisfaction of the Investor:

1. As soon as it is required by Applicable Laws and/or any competent local Governmental Entity and in no event later than one (1) month thereafter, the Group Companies that are engaged in used car business (including without limitation Uxin (Ningbo) Information Technology Co., Ltd., (优信（宁波）信息技术有限公司) and Uxin (Shaanxi) Information Technology Group Co., Ltd. (优信（陕西）信息科技集团有限公司)) shall submit filing with the Ministry of Commerce of the PRC (the “MOFCOM”) at provincial level as used car operator(s) (二手车经营主体) or used car marketplace operator(s) (二手车交易市场经营者) and start to establish the regular reporting system to report the used cars transaction information to local MOFCOM in accordance with the Measures for the Administration of the Circulation of Used cars (《二手车流通管理办法》), and shall use their best efforts to complete such filing and establishment within three (3) months after such requirements.

2. Within three (3) months of the Closing Date, the Group Companies shall optimize the after-sales service system to reduce customer complaints to the satisfaction of the Investor.

3. Within three (3) months of the Closing Date, the Group Companies shall complete removing Guangzhou Uxin Yuecheng Used Cars Service Co., Ltd. (广州市优信粤诚二手车服务有限公司) Baogu Automotive Technical Service (Beijing) Co., Ltd. (宝固汽车技术服务（北京）有限公司) and Sichuan Uxinpai Auction Co., Ltd.(四川优信拍拍卖有限公司) from the Catalogue of Enterprises with Abnormal Operations (经营异常名录), and removing Beijing Liantuo Yichehui Old Motor Vehicle Brokerage Co., Ltd. (北京联拓易车汇旧机动车经纪有限公司) from the Catalogue of Enterprises with Serious Illegal and Dishonest Acts.

4. The relevant Group Companies shall enter into debt restructuring agreements with relevant creditors of such relevant Group Companies to specify the agreed amount of liabilities that would be waived and discharged by the relevant creditor and the corresponding repayment plan, or to take other appropriate actions, to reduce the liabilities of the relevant Group Companies as of March 31, 2022. With respect to the liabilities of the Group as of March 31, 2022 (as indicated in the summary of liabilities as of March 31, 2022 prepared by the Company and provided to the Investor), the total amount of which was approximately RMB 2.01 billion, the Group Companies shall cause to be waived or otherwise discharged (the “Debt Restructuring Amount”) at

Schedule VI

least RMB 398 million in aggregate (the “Debt Restructuring”). For the avoidance of doubt, such Debt Restructuring Amount do not include the loan amount of RMB 284 million payable by Kaifeng Rongzi (as defined below), which shall be addressed under item 11 of this SCHEDULE VI.

5. The Company shall obtain a written waiver from 58 in the form and substance satisfactory to the Investor, confirming that it will irrevocably waive all rights to claim damages against the Company, and the right to declare acceleration of its outstanding principal and interest accruing thereon under the 2019 Note held by it, based on any and all actual breach or default (including without limitation any Event of Default (as defined in the 2019 Note held by 58)) of the Company or any of the Principal Parties in connection with or arising out of the CNPA and the 2019 Note held by it, to the extent such breach or default or Event of Default relates to events that occurred or circumstances that existed, whether known or unknown, prior to the date of the waiver (including such events and circumstances occurred or existed prior to the date of the waiver and continuing after the date of the waiver), including the Company’s failure to pay to 58 the repayment installments on such repayment dates set forth in section 2(a) of the 2019 Note held by it (or within the applicable grace periods).

6. The Company shall obtain a written waiver from each of the Noteholders in the form and substance satisfactory to the Investor, confirming that it will irrevocably waive all rights to claim damages against the Company, and the right to declare acceleration of its outstanding principal and interest accruing thereon under the 2019 Note held by it, based on any and all actual breach or default (including without limitation any Event of Default (as defined in the 2019 Note held by 58)) of the Company or any of the Principal Parties in connection with or arising out of the CNPA and the 2019 Note held by it, to the extent such breach or default or Event of Default relates to events that occurred or circumstances that existed, whether known or unknown, prior to the date of the waiver (including such events and circumstances occurred or existed prior to the date of the waiver and continuing after the date of the waiver) including the relevant Group Companies’ termination of the agreements described under “Item 4. Information on the Company - C. Organizational Structure - Contractual Agreements with the VIEs and Their Respective Shareholders” of the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2018 filed with the SEC on April 29, 2019 or any further annual reports of the Company on Form 20-F to be filed with the SEC which affects the Company’s control over any of its VIEs.

7. In the event the Company transfers its listing of ADSs from the Nasdaq to the Nasdaq Capital Market, the Company shall obtain a written waiver from each of the Noteholders in the form and substance satisfactory to the Investor prior to such transfer of listing, confirming that it will irrevocably waive all rights to claim damage against the Company, and the right to declare acceleration of its outstanding principal and interest accruing thereon under the 2019 Note held by it, due to the Company’s failure

Schedule VI

to maintain its securities publicly traded on the Nasdaq, which would constitute an Event of Default as defined in the 2019 Notes.

8. The Company shall comply at all times with all the terms and conditions of and perform (and shall procure the Principal Parties to perform) all their obligations under the CNPA and the 2019 Notes. In the event of the occurrence of an Event of Default under the 2019 Notes, the Company shall (i) inform the Investor in writing the occurrence of such Event of Default as soon as possible but in no event later than three (3) Business Days from the date of its occurrence, (ii) obtain a written waiver from each of the applicable Noteholders in the form and substance satisfactory to the Investor, confirming that it will irrevocably waive all rights to claim damage against the Company and the right to declare acceleration of its outstanding principal and interest accruing thereon under the 2019 Note held by it based on such Event of Default, and (iii) take other actions necessary to ensure that all the Noteholders shall not accelerate payment of their respective outstanding principals and interests accruing thereon under their respective 2019 Notes.

9. The Group Companies shall comply at all times with all the terms and conditions of and perform all their obligations under relevant agreements (including punctual payments of all indebtedness thereunder when they fall due). In the event of occurrence of any failure by the Group Companies to pay their debts (other than the Company’s debts under the 2019 Notes) when due, if such amount (individually or in aggregate) claimed by the creditors of the relevant Group Companies reaches $10 million or more, the Group Companies shall inform the Investor in writing as soon as possible but in no event later than three (3) Business Days from the date of its occurrence.

10. The Company shall resolve any disputes with all Noteholders to the satisfaction of the Investor and ensure that all the Noteholders shall not accelerate their outstanding principals and interests accruing thereon under the 2019 Notes due to the occurrence of an Event of Default under 2019 Notes in relation to such disputes.

11. Within one (1) year after the Closing Date, the Company shall properly resolve the potential disputes between Kaifeng Financial Leasing (Hangzhou) Co., Ltd. (凯枫融资租赁（杭州）有限公司) (“Kaifeng Rongzi”) and Henan Shiwei Data Technology Co., Ltd. (河南世为数据科技有限公司) (“Henan Shiwei”) with respect to the equity arrangement of Sichuan Jincheng Consumer Finance Co., Ltd. (四川锦程消费金融有限责任公司) (“Sichuan Jincheng”) in a manner satisfactory to the Investor, including but not limited to, eliminating Kaifeng Rongzi’s risks of paying liquidated damages to Henan Shiwei due to its failure to pledge its equity securities of Sichuan Jincheng to Henan Shiwei within five (5) Business Days after Kaifeng Rongzi became the registered shareholder of Sichuan Jincheng, and reaching a solution satisfactory to the

Schedule VI

Investor with respect to the equity ownership of Sichuan Jincheng and loan repayment to Henan Shiwei by Kaifeng Rongzi in an aggregate amount of RMB 284 million.

12. The Company shall procure Hefei Jiantou Beicheng Industrial Investment Co., Ltd. (合肥建投北城产业投资有限公司) (“Jiantou Beicheng”) to obtain all permits and licenses and/or complete all filings in connection with the Changfeng Project within the applicable time frames as legally required. For purpose of this Agreement, “Changfeng Project” means the project in which (i) the People’s Government of Changfeng County advances funds for Jiantou Beicheng to obtain land use rights and build factories and supporting facilities, (ii) the Group Companies will lease the said factories and supporting facilities and be entitled to purchase the factories and supporting facilities within a certain time frame, and (iii) the People’s Government of Changfeng County shall provide tax incentives and financial subsidies to the Group Companies when they achieve certain economic indicators or meet certain requirements.

13. Within twelve (12) months after the Closing Date, the Group Companies shall complete the disposal of the non-operating Group Companies in a manner satisfactory to the Investor.

14. In the event of the termination of the employment relationship with any Key Employee as set forth in SCHEDULE IV, without the prior written consent of NIO Capital, such Key Employee’s non-competition period shall not be shorter than twenty-four (24) months from the date of resignation.

Schedule VI

SCHEDULE VII
Special Indemnification (Section 8.01(b))

[*]

SCHEDULE VIII

SCHEDULE VIII
Disclosure Schedule

[*]

SCHEDULE VIII